Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Investor Relations		Devin Sullivan
(714) 796-4271		(212) 836-9608
linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS, INC. ANNOUNCES APPROVAL AND CLOSING OF MERGER

Los Angeles, CA — December 15, 2010 — Prospect Medical Holdings, Inc. (Nasdaq: PZZ) (“Prospect” or the “Company”) today announced that, at the special meeting of stockholders held today, its stockholders approved the adoption of the merger agreement among the Company and entities affiliated with Leonard Green & Partners, L.P., a private equity fund. The merger agreement was first announced by Prospect on August 16, 2010.  Approximately 67.6% of the Prospect shares entitled to vote at the special meeting was voted in favor of adoption of the merger agreement.  Following the special meeting, the merger was completed.

Pursuant to the merger agreement, each outstanding share of Prospect common stock immediately prior to the completion of the merger has been converted into the right to receive $8.50 in cash per share, without interest and less any applicable withholding taxes, except for shares held by stockholders who perfect appraisal rights in accordance with Delaware law and except for shares held by Ivy Holdings (including shares contributed to Ivy Holdings immediately prior to the merger by certain Prospect stockholders), any subsidiary of Ivy Holdings, Prospect or any subsidiary of Prospect.  Prospect will distribute shortly to Prospect stockholders of record transmittal letters with instructions regarding delivery of their shares to the paying agent in exchange for payment of the cash merger consideration.  Stockholders who held shares through a bank or broker will not have to take any action to exchange their shares, which will be handled with the paying agent by the bank or broker.

With the closing of the merger, Prospect common stock will no longer trade on the Nasdaq Global Market following today’s close and will be delisted.

About Prospect

Prospect owns and operates five community-based hospitals in the greater Los Angeles area, and manages the provision of healthcare services to HMO enrollees in southern California, through its network of specialist and primary care physicians. Prospect’s website can be found at www.prospectmedicalholdings.com.

About Leonard Green & Partners, L.P.

Leonard Green & Partners is one of the nation’s leading private equity firms with approximately $9 billion in equity commitments under management, was founded in 1989, and has invested in 52 companies with an aggregate value in excess of $44 billion. The firm’s investments are focused primarily on North Americancompanies in a range of industries including retail, consumer products, distribution, media, business services and healthcare.  Additional information is available at www.leonardgreen.com

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